                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of January 1, 1995 (the "Effective Date"), by and between FOJTASEK COMPANIES, INC., a Texas corporation (the "Employer"), and LOUIS W. SIMI, JR., an individual residing in Tarrant County, Texas (the "Employee"). In consideration of the covenants and agreements herein contained, Employer and Employee agree as follows:

         1. Term. Subject to the terms and conditions set forth in this Agreement, including the right of Employer to terminate employment under
Section 11 for certain reasons, Employer hereby employs Employee, and Employee hereby accepts such employment from Employer, for a period commencing on the Effective Date, and unless earlier terminated or extended in accordance with the provisions of this Agreement, expiring on December 31, 1997.

         2. Extent of Services. During the term of this Agreement, Employee shall devote substantially all of his business time, attention and effort to the business of Employer in order to discharge his duties in a manner consistent with any and all policies and guidelines as may be established by Employer from time to time. Employee shall not, during the term of this Agreement, be engaged in any other business or pursuit for pecuniary advantage; provided, however, that the foregoing shall not be construed as preventing Employee from investing personal assets in such form or manner as will not require any significant services on Employee's part and will not violate any provision of this Agreement.

         3. Duties. Employee shall be employed for the term of this Agreement as the Executive Vice President of Employer and General Manager of Skotty Aluminum Products Company, a division of Employer, and in such capacity shall perform the normal duties associated with such positions, subject to the general direction, approval and control of the Board of Directors of Employer (the "Board"). Employee shall perform his duties faithfully, competently, and to the best of his ability. A substantial change in the duties of Employee shall require the consent of Employee.

         4.      Cash Compensation.

                          (a) Salary. Subject to the other terms and conditions of this Agreement and as compensation for the performance of his services hereunder, Employer shall pay Employee fixed compensation at an initial annual rate of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000) during the term of Employee's employment under this Agreement (such payment is referred to herein as "Salary"). Salary shall accrue and be payable in accordance with the payroll practices of Employer for executives in effect from time to time during the term hereof. All such payments shall be subject to deduction and withholding authorized or required by applicable law. The Salary shall be reviewed by the Board in December of each fiscal year and may be increased, at the sole discretion of the Board, effective on the first day of the immediately following fiscal year of Employer. Any increase in Salary shall then become the Salary payable under this Agreement.

                          (b) Incentive Bonus. Subject to the other terms and conditions of this Agreement and as further compensation for the performance of his services hereunder, Employer shall pay Employee an incentive bonus during the term of Employee's employment under this Agreement (such payment is referred to herein as the "Incentive Bonus"). The Incentive Bonus shall be equal to Three Percent (3%) of the "Division's Pre-Tax Profit" (as defined hereinbelow). All such payments shall be subject to deduction and withholding authorized or required by applicable law.


         For purposes of this Agreement, "Division's Pre-Tax Profit" shall mean, for any applicable period, the gross income of the Skotty Aluminum Products Company Division of Employer, other than capital gains, less the Division's expenses, deductions and credits directly attributable to such operations, including, but not limited to a management fee of 2% of gross sales of the Division, and management expenses reasonably allocated to such Division. For purposes of this Agreement, the Skotty Aluminum Products Company Division of Employer shall be deemed to include the distribution operations of Employer of such Division's products located in Arizona and Nevada (known as Skotty-Arizona and Champagne Industries respectively). In computing the Division's Pre-Tax Profit, no deduction shall be taken or allowance made for:
(i) federal or state income taxes; (ii) this Incentive Bonus, or (iii) any interest expense not directly attributable to the operations of such Division. The Division's Pre-Tax Profit for any applicable period shall be determined in accordance with generally accepted accounting principles by the certified public accountants regularly engaged by Employer and their determination shall be final and conclusive on the parties hereto.

         Except as otherwise specifically provided herein,the Incentive Bonus shall be paid to the Employee on or before the later of: (i) April 10th of the fiscal year immediately following the one for which the calculation is made, or
(ii) ten (10) days following the receipt of the calculation of the Division's Pre-Tax Profit for the applicable period from the certified public accountants engaged by Employer; provided, however, that in any event the Incentive Bonus shall be paid on or before June 1st of the fiscal year immediately following the year for which the calculation of the Incentive Bonus is made. Payment of the Incentive Bonus shall be accompanied by a copy of the calculation on which the Incentive Bonus is based.

         In the event that the Incentive Bonus is not paid on or before April 10th as provided in the preceding paragraph, the Employer shall prepare an estimate of Employee's Incentive Bonus. On or before April 10th of the fiscal year immediately following the year for which the estimate of the Incentive Bonus is made, Employer shall pay to Employee seventy-five percent (75%) of the Employer's estimate of the Employee's Incentive Bonus. Such payment shall be accompanied by a copy of the calculation on which the estimate of the Incentive Bonus is based. The balance, if any, of the Incentive Bonus shall be paid as required in this paragraph 4(b).

         5. Health and Disability Insurance. Employer shall provide Employee with such health and disability insurance as is generally made available from time to time to Employer's executive officers. In addition, if health coverage is available, Employer shall provide health coverage under its plan to Gay Ellis Simi. In the event that Gay Ellis Simi does not qualify for coverage under the health insurance plan of Employer, then Employer shall pay to Employee, as additional compensation, the cost for coverage of Gay Ellis Simi as if she did qualify for coverage under Employer's health plan.

         6.      Expenses.

                          (a) Reimbursement. Employer shall reimburse Employee for all items of travel, entertainment, and miscellaneous expense, including, but not limited to, car telephone expense, incurred in carrying out his duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by the Employee in such form as required by the Employer.

                          (b) Automobile. The Employer recognizes the Employee's need for an automobile for business purposes. Employer shall provide the Employee with an automobile, including all related maintenance, repairs, insurance and other costs. At Employee's request, a new automobile shall be purchased for the Employee's use when the automobile that the Employer is presently providing to Employee has either: (i) been in service for three years, or (ii) exceeded 75,000 miles. Employer's cost for a new automobile for Employee shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00).

                          (c) Payment of Certain Expenses by Employer. Employer
                 hereby agrees to pay certain expenses incurred by Employee (including, but not limited to, Employee's American Express credit card statements, country club statements, and gasoline credit card statements) which have been approved in writing by Employer. To the extent that Employee does not furnish an itemized list of such expenditures (in such form as required by Employer for reimbusement of expenses incurred in carrying out his duties hereunder), then such amount not itemized during any fiscal year of Employer shall be set-off against Employee's Incentive Bonus, if any. In the event Employee does not earn an Incentive Bonus for any applicable period in an amount in excess of non-itemized expenditures, then such non-itemized expenditures in excess of the Incentive Bonus shall be treated as additional compensation of Employee. Payments by Employer pursuant to this Section 6(c) shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) during any fiscal year of Employer.

         7. Key-Man Insurance. At any time during the term of this Agreement, the Employer shall have the right to insure the life of the Employee for the Employer's sole benefit, and to determine the amount of insurance and the type of policy. The Employee shall cooperate with the Employer in taking out such insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. The Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

         8. Confidentiality. Employee acknowledges that he is being employed by Employer in a capacity in which he will receive or contribute to information not generally known, and proprietary to Employer about Employer's business, services and products (collectively, "Confidential Information"). Employee hereby acknowledges and agrees that all Confidential Information concerning the business or affairs of Employer which Employee may acquire in connection with or as a result of his association with Employer shall be and was received in strict confidence and shall be used only for the purpose of performing his duties pursuant to this Agreement and that no such Confidential Information shall be otherwise used or disclosed by Employee during or after the term of this Agreement without the prior written consent of Employer. Upon termination of Employee's employment hereunder, all Confidential Information and other documents, records, notebooks, customer lists, mailing lists, business proposals, contracts, agreements and other repositories containing information concerning Employer or the business of Employer (including all copies thereof) in Employee's possession, whether prepared by Employee or others, shall remain with or be returned to Employer.

         9. Noncompetition. Employer and Employee acknowledge that it would be difficult to maintain the confidentiality of Confidential Information if Employee were to be associated with a competitor of Employer. Accordingly, Employee covenants and agrees that, for so long as Employer pays Salary to Employee and for a period of one year thereafter, he will not, within the United States of America, Mexico and Canada, directly or indirectly, compete with Employer by engaging in a business which is substantially similar to the business of Employer. For the purposes of this Section 9, the following terms shall have the meanings indicated below:

                          (a) The term "compete" shall include with respect to the business of Employer, without limitation, engaging in or attempting to engage in the manufacture or distribution of windows and doors and all related products, either alone or with any individual, partnership, corporation, cooperative or association.

                          (b) The words "directly or indirectly" as they modify the word "compete" shall mean: (i) acting as an agent, representative, consultant, officer, director or employee of any entity or enterprise which is competing (as defined in this Section 9) with the business of Employer; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than a five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); or (iii) communicating to any such competing entity or enterprise any competitive non-public information concerning any past, present or identified prospective client or customer of, or supplier to, Employer.

                          (c)     With the objective of obtaining the
                 successful implementation of the foregoing restrictive covenant, Employer and Employee agree that in the event such restrictive covenant should fail for lack of reasonableness, such covenant and the obligations contained therein shall be enforced to a reasonable extent.



         10. Injunctive Relief. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 8 and 9 hereof, Employer shall be entitled to specific performance, injunctive relief or such other legal and/or equitable remedies as may be appropriate. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach of any of the terms and provisions of this Agreement, nor limiting its right to the recovery of damages from Employee or any other person or entity for the breach or violation of any provision of this Agreement, whether such remedy be at law or in equity. The parties hereto agree that, in the event any court issues a temporary restraining order, preliminary, temporary or permanent injunction pursuant to Employee's application therefore to Sections 8 or 9 hereof, a bond of $1,000 shall be sufficient and adequate security for Employer's liability for wrongful injunction.

         11.     Termination.

                          (a) Upon written notice, the Employer may immediately terminate Employee's employment for Cause (as defined hereinbelow). In such event, Employee shall be paid only Salary pro rata to the date of such termination notice (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), and Employee shall forfeit all rights to the Incentive Bonus otherwise due to him or to which he may be entitled.

                          (b) In the event that Employee terminates his employment with Employer prior to the expiration of the term set forth in Section 1 and Employee has not breached any provision of this Agreement, Employee shall be paid Salary as has been earned to the date of termination, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of Employee's termination, such Incentive Bonus to be paid within one-hundred twenty (120) days following the date of Employee's termination (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to

                 Employer). Any such termination of employment by Employee, and the payment of Salary and Incentive Bonus pursuant to this
                 Section 11(b) shall be without prejudice to any rights of Employer under this Agreement.

                          (c) In the event that Employer terminates Employee other than for Cause, Employee shall continue to be paid Salary for a period of twelve (12) months, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of such termination, such Incentive Bonus to be paid within one-hundred twenty (120) days following the date of Employee's termination (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), and (ii) if Employee elects to be covered under Employer's health plan, to pay Employee's cost of such coverage (on the same basis as prior to Employee's termination) for a period of twelve (12) months following Employee's termination.

                          (d) If Employee dies during the term hereof, this Agreement shall terminate, and Employer shall pay to the estate of Employee the Salary which would otherwise be payable to Employee up to the end of the month in which his death occurs (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), together with the Incentive Bonus pro-rated from the first day of Employer's then-current fiscal year to the date of Employee's death, such Incentive bonus to be paid within one-hundred twenty (120) days following the date of Employee's death (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer).

                          (e) In the event that this Agreement or the employment of Employee is terminated, Employee shall not be obligated to mitigate his damages nor the amount of any payment provided for him in this Agreement by seeking other employment or otherwise.

                          (f) For the purposes of this Agreement, "Cause" shall mean:

                                  (i)      that Employee shall have committed
                          an intentional material act of fraud or embezzlement against Employer in connection with his duties or in the course of his employment with Employer;

                                  (ii)     that Employee shall have committed
                          an intentional act of wrongful material damage to property of the Employer;

                                  (iii)    that Employee shall have committed
                          an intentional wrongful disclosure of material secrets possessed by, or material Confidential Information of the Employer;

                                  (iv) Employee shall intentionally fail to perform his duties faithfully, competently, and to the best of his ability in accordance with Section 3 hereinabove (other than due to the physical or mental disability of Employee); or,

                                  (v)      any intentional breach of this
                          Agreement by Employee.

         For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "intentional" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer.

         12. Disability. Notwithstanding anything in this Agreement to the contrary, Employer may terminate this Agreement if, during the term of the Agreement, Employee becomes disabled. For purposes of this Agreement, Employee shall be deemed to have become disabled if, because of ill health, physical or mental disability, or any other reason beyond his control, Employee shall have been unable to unwilling or shall have failed to perform his duties under this Agreement, as determined in good faith by the Board of Directors of Employer, for a period of one hundred twenty (120) days in any 12-month period. Until such determination, Employee shall be entitled to receive Salary and Incentive Bonus (if any) under this Agreement unless this Agreement is otherwise terminated pursuant to its terms. In the event Employer terminates this Agreement due to the disability of Employee, Employee shall be paid Salary pro-rata to the date of such termination, together with the Incentive Bonus, pro-rated from the first day of Employer's then-current fiscal year to the date of such termination, such Incentive Bonus to be paid within one hundred twenty
(120) days following the date of termination (less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer).

         13. Change in Control. This Agreement may be assigned by the Employer in the event of a "Change in Control" as defined hereinbelow; provided, however, that the assignee shall assume in writing all of the Employer's obligations under this Agreement, in which event the Employer shall be released of all further liability and obligations hereunder. Following a "Change in Control", if the Employee is terminated by an assignee of Employer for any reason other than for "Cause" ,as defined hereinabove, Employee shall be paid the following for the remaining term of this Agreement: (i) his then current Salary, and (ii) the Incentive Bonus based on an average of the Division's Pre-Tax Profit for the three preceding fiscal years of Employer. For purposes of this Agreement, "Change in Control" shall mean any of the following: (i) the sale or exchange of more than fifty percent (50%) of the issued and outstanding voting stock of Employer to any person or entity not related to or affiliated with the current shareholders of Employer; (ii) a sale of substantially all of the assets of Employer to a person or entity not related to or affiliated with the current shareholders of Employer; or, (iii) the sale of the assets of the Skotty Aluminum Products Company division of Employer to a person or entity not related to or affiliated with the current shareholders of Employer.

         14. Change of Location. At the commencement of this Agreement, the Employee shall perform his duties at the offices of the Skotty Aluminum Products Company division of Employer located at 2101 East Union Bower Road, Irving, Dallas County, Texas. Any change in place of performance of duties outside of Dallas County, Texas shall require the consent of Employee.

         15. Vacation. During the term of this Agreement, Employee shall be entitled to an annual vacation leave of four weeks at full pay. The time for such vacation shall be selected by the Employee and approved by the Employer, and it must be taken in each calendar year or it is forfeited. Employee shall not be entitled to vacation pay in lieu of vacation.

         16. Severability. Subject to Section 9 hereof, in the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         17. Waiver. No delay or omission by either party hereto in exercising any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, understandings or agreements relative hereto which are not fully expressed herein, all prior agreements with respect to the subject matter hereof being expressly superseded hereby. No change, waiver or discharge hereof shall be valid unless in writing and signed by the party against which such change, waiver or discharge is sought to be enforced.

         19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to principles of conflicts of law).

         20. Multiple Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart executed by the party sought to be charged with performance hereunder.

         21. Headings and Pronouns. The subject headings of the sections contained herein are inserted for convenience only and shall not be considered in interpreting any term or provision hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to any require.

         22.     Binding Arbitration.

                          (a) Election. In the event of a contested claim or other matter in dispute under this Agreement, either of the parties may, by notice to the other party (a "Demand to Arbitrate"), elect that the matter shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three
                 (3) arbitrators, which shall administer the arbitration. The costs and expenses of any such arbitration shall be borne by the parties as determined by the arbitrators. Any such election to arbitrate shall be binding on all parties to this Agreement.

                          (b) Arbitrators. Employer shall appoint one arbitrator, and Employee shall appoint one arbitrator. If either party fails to appoint an arbitrator within thirty (30) days from the date a Demand to Arbitrate was given, AAA shall make the appointment of the arbitrator. The two (2) arbitrators thus appointed shall appoint the third arbitrator. if such two (2) arbitrators fail to appoint the third arbitrator within sixty (60) days from the date a Demand to Arbitrate was given, AAA shall make the appointment of the third arbitrator. Should any of the arbitrators so appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth in this sub-paragraph (b) for the original appointment. The place of arbitration shall be Dallas, Texas.

                          (c) Binding Effect. The award and all decisions of the arbitrators shall be final and binding upon the parties and there shall be no appeal therefrom to any court except as expressly permitted by the law of the place of arbitration. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any conflict between the rules of the arbitral authority and this Section 22, the provisions of this Section 22 shall govern.


         23. Survival. Employee understands and agrees that his covenants and agreements contained in Sections 8 and 9 hereof are the essence of this Agreement and without the agreement of Employee to such covenants, Employer would not employ him and divulge to him its proprietary information developed at great cost to it. The continuation of the employment of the Employee pursuant to the terms hereof is not a condition to the survival of the covenants and provisions contained in such sections. All obligations and duties of Employee and, subject to the specific terms of each obligation contained herein, all rights of Employer as set forth in said sections, shall survive the termination or expiration of this Agreement.

         24.     Attorney's Fees. If any civil action, whether at law or in
equity, is necessary to enforce    or interpret any of the terms of this
Agreement, the prevailing party shall be entitled to reasonable attorney's fees, court costs and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

         25. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied with telephonic confirmation (with original copy sent by first class mail, postage prepaid, or delivered by hand, messenger or overnight courier) or on the third day after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employee:

         Louis W. Simi, Jr.
         2901 Hickory Hill
         Colleyville, Texas 76034

         If to Employer:

         9001 Ambassador Row
         Dallas, Texas 75247
         Attention: Randall Fojtasek

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement this 17th day of March, 1995, to be effective as of the Effective Date.

                                  EMPLOYER:

                                  FOJTASEK COMPANIES, INC.


                                  By: /s/ RANDALL S. FOJTASEK
                                      -----------------------------------------
                                  Name: Randall S. Fojtasek
                                        ---------------------------------------
                                  Title: President and Chief Executive Officer





                                  EMPLOYEE:


                                  /s/ LOUIS W. SIMI, JR.
                                  ------------------------------------
                                      LOUIS W. SIMI, JR.